                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section  240.14a-11(c) or Section
     240.14a-12

                          CANYON RESOURCES CORPORATION
           ----------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                          CANYON RESOURCES CORPORATION
           ----------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(i)(2) or Item 22(a)(2) of Schedule 14A

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11,

         1) Title of each class of securities to which transaction applies:

                 ---------------------------------------------------------------

         2)      Aggregate number of securities to which transaction applies:

                 ---------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                 ---------------------------------------------------------------

         4)      Proposed maximum aggregate value of transaction:

                 ---------------------------------------------------------------

         5)      Total Fee paid:

                 ---------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:

                 ---------------------------------------------------------------

         2)      Form, Schedule or Registration Statement No.:

                 ---------------------------------------------------------------

         3)      Filing Party:

                 ---------------------------------------------------------------

         4)      Date Filed:

                 ---------------------------------------------------------------

                          CANYON RESOURCES CORPORATION
                      14142 Denver West Parkway, Suite 250
                             Golden, Colorado 80401

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JUNE 5, 1996

To Our Shareholders:

         The Annual Meeting of Shareholders ("Meeting") of Canyon Resources Corporation (the "Company"), a Delaware corporation, will be held at 3:00 p.m. (Denver Time) on Wednesday, June 5, 1996 at the Denver West Marriott Hotel, 1717 Denver West Blvd., Golden, Colorado, for the following purposes:

         1. To elect three directors of the Company, each for a three-year term.

         2. To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent public accountants for 1996.

         3. To consider and vote upon such other matters as may properly come before the Meeting or any adjournment thereof.

Shareholders of record at the close of business on April 8, 1996 are entitled to notice of and to vote at the Meeting.

         The Board of Directors of the Company extends a cordial invitation to all shareholders to attend the Meeting in person. Whether or not you plan to attend the Meeting, please fill in, date, sign, and mail the enclosed proxy in the return envelope as promptly as possible. Your proxy may be revoked at any time prior to the Meeting. The prompt return of your completed proxy will assist the Company in obtaining a quorum of shareholders for the Meeting, but will not affect your ability to change your vote by subsequent proxy or by attending the Meeting and voting in person. If you are unable to attend, your written proxy will assure that your vote is counted.

                                              By Order of the Board of Directors


                                              George S. Young
                                              Vice President - Law
                                              Corporate Secretary
Golden, Colorado
May 3, 1996

                          CANYON RESOURCES CORPORATION

                      14142 Denver West Parkway, Suite 250
                             Golden, Colorado 80401

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 5, 1996


         This Proxy Statement is furnished to the shareholders of Canyon Resources Corporation (the "Company"), a Delaware corporation, in connection with the solicitation by and on behalf of the Company's Board of Directors (the "Board") of proxies to be voted at the Annual Meeting of Shareholders ("Meeting") of the Company. The Meeting will be held on June 5, 1996 at 3:00 p.m. (Denver Time) at the Denver West Marriott Hotel, 1717 Denver West Blvd., Golden, Colorado, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Officers and regular employees of the Company, without additional compensation, may solicit proxies personally or by telephone if deemed necessary. Solicitation expenses will be paid by the Company.

         All proxies that are properly executed and received prior to the Meeting will be voted at the Meeting. If a shareholder specifies how the proxy is to be voted on any business to come before the Meeting, it will be voted in accordance with such specification. If a shareholder does not specify how to vote the proxy, it will be voted FOR the election of the three nominees for director named in this Proxy Statement, FOR the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's auditors for 1996, and in the proxy holders' discretion on such other business as may properly come before the Meeting. Any proxy may be revoked by a shareholder at any time before it is actually voted at the Meeting by delivering written notification to the Secretary of the Company, by delivering another valid proxy bearing a later date, or by attending the Meeting and voting in person.

         This Proxy Statement and the accompanying proxy are first being sent to shareholders on or about May 3, 1996. The Company will bear the cost of preparing, assembling, and mailing the notice, Proxy Statement, and form of proxy for the Meeting.


                               VOTING SECURITIES

         All voting rights are vested exclusively in the holders of the Company's common stock, $.01 par value (the "Common Stock"), with each share entitled to one vote. Only shareholders of record at the close of business on April 8, 1996 are entitled to notice of and to vote at the Meeting or any adjournment. At the close of business on April 8, 1996, there were 29,992,792 shares of Common Stock issued and outstanding. A minimum of one-third of the shares of Common Stock issued and outstanding must be represented at the Meeting, in person or by proxy, in order to constitute a quorum. Cumulative voting is not allowed for any purpose. The affirmative vote of the holders of the majority of the shares of Common Stock represented at the Meeting in person or by proxy will be necessary to elect the slate of directors nominated by the Company, and to ratify the appointment of the auditors.

         An abstention or withholding authority to vote will be counted as present for determining whether the quorum requirement is satisfied. With respect to the vote on any particular proposal, abstentions will be treated as shares present and entitled to vote, and for purposes of determining the outcome of the vote on any such proposal, shall have the same effect as a vote against the proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker "non-votes" on a particular proposal will not be treated as shares present and entitled to vote on the proposal.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table on the next page sets forth information, as of April 8, 1996 with respect to beneficial ownership of the Common Stock by each person known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director of the Company, by each named executive officer, and by all officers and directors of the Company as a group. Unless otherwise noted, each shareholder has sole investment and voting power over the shares owned.

=======================================================================================================
           NAME AND ADDRESS                         TYPE OF              NUMBER OF             PERCENT
          OF BENEFICIAL OWNER                      OWNERSHIP               SHARES              OF CLASS
- -------------------------------------------------------------------------------------------------------
VenturesTrident II, L.P.(1)                       Record and             3,689,473(2)           12.3%
475 Seventeenth Street, Suite 750                 Beneficial
Denver, CO  80202-4017

Richard H. De Voto                                Record and               732,698(3)            2.4%
14142 Denver West Pkwy, Suite 250                 Beneficial
Golden, CO  80401

Gary C. Huber                                     Record and               679,124(4)            2.3%
14142 Denver West Pkwy, Suite 250                 Beneficial
Golden, CO  80401

William W. Walker                                 Record and               263,137(5)             *
14142 Denver West Pkwy, Suite 250                 Beneficial
Golden, CO  80401

Paul A. Bailly(6)                                 Record and                40,000(7)             *
475 Seventeenth Street, Suite 750                 Beneficial
Denver, CO  80202-4017

Leland O. Erdahl                                  Record and                74,289(8)             *
9449 Navy Blue Court                              Beneficial
Las Vegas, NV  89117

George W. Holbrook, Jr.                           Record and             1,011,775(9)            3.4%
P.O. Box 761                                      Beneficial
Southport, CT  06490-0761

Frank M. Monninger                                Record and                50,000(10)            *
150 Quail's Roost Road                            Beneficial
Sequim, WA  98382

William C. Parks                                  Record and               126,255(11)            *
South 5919 Yale Road                              Beneficial
Spokane, WA  99223

Christopher M.T. Thompson(12)                     Record and                60,000(13)            *
475 Seventeenth Street, Suite 750                 Beneficial
Denver, CO  80202-4017

George S. Young                                   Record and                50,000(14)            *
14142 Denver West Pkwy, Suite 250                 Beneficial
Golden, CO  80401

John R. Danio                                     Record and                88,301(15)            *
14142 Denver West Pkwy, Suite 250                 Beneficial
Golden, CO  80401

All Officers & Directors as a Group               Record and             3,230,579              10.5%
(12 persons)                                      Beneficial
=======================================================================================================

                                                                 *  Less than 1%

(1) The general partner of VenturesTrident II, L.P. is Fulcrum Management Partners II, L.P., a Delaware limited partnership. Mr. Landon T. Clay and MinVen, Inc., a Delaware corporation, are the two general partners of Fulcrum Management Partners II, L.P.

(2)      This number includes 3,689,473 shares owned of record.

(3) This number includes (i) 9,719 shares owned of record; (ii) 560,628 shares held by the Richard H. De Voto Trust No. 1; (iii) 351 shares held as Co-Trustee of Trust for his mother; (iv) an option to purchase 37,000 shares at an exercise price of $3.00 per share; (v) an option to purchase 50,000 shares at an exercise price of $1.63 per share; and
         (vi) an option to purchase 75,000 shares at an exercise price of $3.69 per share.

(4) This number includes (i) 519,124 shares owned of record; (ii) two trusts of 15,000 shares each held by wife, Gwen D. Huber, as Trustee for two minor children; (iii) an option to purchase 50,000 shares at an exercise price of $3.00 per share; and (iv) an option to purchase 30,000 shares at an exercise price of $1.63 per share; and (v) an option to purchase 50,000 shares at an exercise price of $3.69 per share.

(5) This number includes (i) 198,137 shares owned of record; (ii) an option to purchase 30,000 shares at an exercise price of $3.00 per share; and (iii) an option to purchase 35,000 shares at an exercise price of $3.69 per share.

(6) Mr. Bailly is the Chairman of Castle Group, Inc., the management service company for VenturesTrident II, L.P. Mr. Bailly disclaims beneficial ownership of the shares held by VenturesTrident II, L.P.

(7) This number includes (i) an option to purchase 30,000 shares at an exercise price of $2.50 per share and (ii) an option to purchase 10,000 shares at an exercise price of $2.06 per share.

(8) This number includes (i) 24,289 shares owned of record; (ii) an option to purchase 30,000 shares at an exercise price of $1.44 per share;
         (iii) an option to purchase 10,000 shares at an exercise price of $2.19 per share; and (iv) an option to purchase 10,000 shares at an exercise price of $2.06 per share.

(9) This number includes (i) 5,000 shares owned of record; (ii) 694,946 shares owned of record by Bradley Securities Corporation of which Mr. Holbrook is the President and major shareholder; (iii) 167,629 shares owned by two partnerships in which Mr. Holbrook is a controlling partner; (iv) 80,000 shares owned of record by Bradley Resources Company, of which Mr. Holbrook is the Managing partner; (v) 20,000 shares of common stock issuable to Bradley Resources Company upon exercise of 20,000 warrants at an exercise price of $3.50 per share;
         (vi) 4,200 shares of common stock issuable to a partnership in which Mr. Holbrook is a controlling partner upon exercise of warrants at an exercise price of $3.00 per share; (vii) an option to purchase
         30,000 shares at an exercise price of $2.50 per share; and (viii) an option to purchase 10,000 shares at an exercise price of $2.06 per share.

(10) This number includes (i) an option to purchase 30,000 shares at an exercise price of $1.44 per share; (ii) an option to purchase 10,000 shares at an exercise price of $2.19 per share; and (iii) an option to purchase 10,000 shares at an exercise price of $2.06 per share.

(11) This number includes (i) 65,541 shares owned of record; (ii) 714 shares held by Mr. Parks as custodian for a minor child; (iii) an option to purchase 20,000 shares at an exercise price of $1.44 per share; (iv) an option to purchase 30,000 shares at an exercise price of $3.19 per share; and (v) an option to purchase 10,000 shares at an exercise price of $2.06 per share.

(12) Mr. Thompson is the President of Castle Group, Inc., the management service company for VenturesTrident II, L.P. Mr. Thompson disclaims beneficial ownership of the shares held by VenturesTrident II, L.P.

(13) This number includes (i) an option to purchase 20,000 shares at an exercise price of $1.44 per share; (ii) an option to purchase 30,000 shares at an exercise price of $3.19 per share; and (iii) an option to purchase 10,000 shares at an exercise price of $2.06 per share.

(14) This number includes an option to purchase 50,000 shares at an exercise price of $2.72 per share.

(15) This number includes (i) 8,301 shares owned of record; (ii) an option to purchase 20,000 shares at an exercise price of $3.00 per share;
         (iii) an option to purchase 25,000 shares at an exercise price of $1.63 per share; and (iv) an option to purchase 35,000 shares at an exercise price of $3.69 per share.



                             ELECTION OF DIRECTORS

         The Company's Bylaws provide that the number of members of the Board shall be nine. The Board presently consists of nine members, divided into three classes. Cumulative voting in the election of directors is not permitted. Directors are elected by majority vote of the shares represented at the Meeting.

         Three Directors, William W. Walker, William C. Parks and Christopher
M. T. Thompson, have been nominated for re-election at the Meeting. UNLESS AUTHORITY IS WITHHELD, IT IS INTENDED THAT THE SHARES REPRESENTED BY THE PROXIES WILL BE VOTED FOR THESE THREE DIRECTORS, EACH TO SERVE FOR A THREE-YEAR TERM OR UNTIL HIS RESPECTIVE SUCCESSOR IS ELECTED AND QUALIFIED.

                             OFFICERS AND DIRECTORS

         The following table lists the names, ages, and positions of the executive officers and directors of the Company as of March 1, 1996. Directors are divided into classes, each of which is elected to serve for three years, with one class being elected each year. All officers have been appointed to serve until their successors are elected and qualified. Additional information regarding the business experience, length of time served in each capacity, and other matters relevant to each individual is set forth below the table.

                                                                                        DIRECTORS' TERMS
                 NAME                    AGE                 POSITION                         EXPIRE
 ------------------------------------------------------------------------------------------------------------
 Richard H. De Voto                       61     President, Director and Chairman              1998
                                                 of the Board

 Gary C. Huber                            44     Vice President-Finance                        1997
                                                 and Director

 William W. Walker                        56     Vice President-Exploration and                1996
                                                 Director

 John R. Danio                            45     Vice President-Operations

 George S. Young                          44     Vice President-Law and
                                                 Corporate Secretary

 Richard T. Phillips                      41     Treasurer

 Paul A. Bailly                           69     Director                                      1998

 Leland O. Erdahl                         67     Director                                      1997

 George W. Holbrook, Jr.                  64     Director                                      1998

 Frank M. Monninger                       71     Director                                      1997

 William C. Parks                         54     Director                                      1996

 Christopher M.T. Thompson                48     Director                                      1996

         DR. RICHARD H. DE VOTO was a founder of the Company and has been a Director of the Company since its formation in 1979. Dr. De Voto served as President of the Company from September 1979 to April 1985, and became President again in April 1987. He is President of CR Montana Corporation, CR Briggs Corporation, and CR International Corporation, each wholly owned subsidiaries of the Company. Dr. De Voto is Professor Emeritus of Geology at the Colorado School of Mines, where he taught from 1966 to 1987. Dr. De Voto was a founder of the private Australian mining firm, Canyon Resources Proprietary Ltd., which later became Delta Gold N.L., a publicly listed company of which he was a Director from 1983 to 1989. From 1966 to 1979, he was a Vice President of Earth Sciences, Inc., a mineral exploration company, where he was involved in property acquisition and exploration and development ventures. Dr. De Voto also has worked in the petroleum business with Shell Oil and Mobil Oil. After graduating from Dartmouth College in 1956 with an A.B. Degree in Engineering Sciences, he received an M.Sc. Degree in Civil Engineering from Dartmouth in 1957 and a Doctor of Science Degree in Geology from the Colorado School of Mines in 1961. Dr. De Voto is a registered Professional Engineer in the State of Colorado.

         GARY C. HUBER was a founder of the Company and served as Secretary of the Company from inception through June 1986, as Treasurer from 1980 through December 1991, as Vice President from April 1985 to April 1987, and as Vice President-Finance since April 1987. He was elected as a Director of the Company in June 1985 and serves as President of CR Minerals Corporation, a wholly owned subsidiary of the Company. He was employed by Energy Reserves Group, Inc., an energy fuels company, as District Geologist from 1975 to 1977, where his responsibilities included exploration and development of several uranium/vanadium mines in western Colorado. He graduated in 1973 from Fort Lewis College with a B.Sc. Degree in Geology and received a Ph.D in Geology with a minor in Mineral Economics from the Colorado School of Mines in 1979. Dr. Huber has been responsible for the financial operations of the Company since its inception and currently directs the Company's industrial minerals program.

         WILLIAM W. WALKER was a founder of the Company and served as its Vice President from 1979 to April 1985, and its President from April 1985 to April 1987. In April 1987, Mr. Walker became the Company's Vice President-Exploration. He was elected as a Director of the Company in June 1985 and serves as President of Canyon Resources Africa Ltd., the Company's African exploration subsidiary. Mr. Walker directs the Company's exploration programs and is responsible for joint venture activities and property farmouts. He has served as Division Geologist for Central and Southwest Fuels, Inc., a uranium and coal exploration company; as Vice President of Earth Sciences, Inc., a mineral exploration company; and as geologist for Climax Molybdenum Company (AMAX). Mr. Walker received a Professional Engineering Degree in Geological Engineering from the Colorado School of Mines in 1961.

         JOHN R. DANIO was appointed Vice President-Operations of the Company in September 1987, and has overall responsibility for the Company's mine development and production operations. Prior to joining the Company, he operated several open-pit gold mines and heap-leaching operations as Project Engineer and Mine Manager. Mr. Danio received a B.Sc. Degree in Mining Engineering from the Colorado School of Mines in 1973. He is a registered professional engineer in the States of Colorado and Nevada.

         GEORGE S. YOUNG was appointed Vice President-Law and Corporate Secretary of the Company in November, 1993. Mr. Young was most recently employed as President and Director of the Uruguayan and Argentinean affiliated companies of American Resource Corporation, Inc. during 1992 and 1993 and as Vice President and General Counsel of Alta Gold Co. from 1990-92. Mr. Young previously held various positions in the mining and resources industries including General Counsel of Bond International Gold, Inc. (1988-90), General Counsel and Acting General Manager of Intermountain Power Agency (1984-88), Legal Supervisor for the U.S. Minerals and Coal Division of Getty Oil Company (1981-84), and as a Metallurgical Engineer for Kennecott Copper Corporation (1975-76). Mr. Young has a B.S. degree in Metallurgical Engineering (1975) and a Law Degree (1979) from the University of Utah, and served as a law clerk to Judge Aldon J. Anderson in Utah Federal District Court (1979-80).

         RICHARD T. PHILLIPS was appointed Treasurer of the Company in December 1991. Initially joining the Company as Controller in July 1991, he is responsible for the Company's cash management, risk management, and financial reporting functions. From 1988 to 1991, Mr. Phillips served as Controller for Western Gold Exploration and Mining Company, a gold mining partnership between Minorco and Inspiration Resources Corporation. From 1975 to 1987, he was employed by subsidiaries of Inspiration Resources Corporation, a natural resources company, in various financial capacities including Director of Corporate Accounting. Mr. Phillips received a B.S. Degree in Business Administration from the University of Phoenix in 1984 and is a Certified Management Accountant.

         PAUL A. BAILLY has been a Director of the Company since February 1989. Pursuant to the provisions of a Stock Purchase and Loan Agreement between the Company and VenturesTrident II, L.P. ("VT II"), the Company is required to nominate a designee of VT II as a candidate for Director. Mr. Bailly is the designee of VT II. He is Chairman of Castle Group, Inc., the successor to Fulcrum Management, Inc. From 1984 through 1992, he served as President of Fulcrum Management, Inc., the managing company for two private U.S. venture capital funds, VenturesTrident L.P. and VenturesTrident II, L.P., which invest in precious metals companies and projects. He has previously served as President of Occidental Minerals Corporation and Bear Creek Mining, an exploration subsidiary of Kennecott Copper. Mr. Bailly received an M.S. Degree in Geology/Mineralogy and a Geological Engineering Degree from the University of Nancy in France in 1948 and a Doctor of Science Degree in Geology from Stanford University in 1951. Mr. Bailly serves as Chairman of Dakota Mining Corporation (formerly MinVen Gold Corporation); Chairman of Golden Queen Mining Company, Ltd.; and Director of Golden Sitka Resources, Inc., Minven, Inc., and Olympic Mining Corporation.

         LELAND O. ERDAHL has been a Director of the Company since February 1986. He served as President and CEO of Stolar, Inc., a privately held service and communication supply company for the mining industry, from July 1987 to September 1991, and as President and CEO of Albuquerque Uranium Corporation, a privately held company engaged in the production and sale of uranium from November 1987 to January 1992. From October 1984 through October 1987, and from January 1992 to January 1995, Mr. Erdahl served as an independent management consultant. From 1970 through July 1984, he was employed by Ranchers' Exploration and Development Corporation, a mining company, in various capacities including Treasurer, Vice President-Finance, Senior Vice President, Executive Vice President, and, from 1982 to 1984, President. Mr. Erdahl holds a B.S. Degree in Business from the College of Santa Fe and is a Certified Public Accountant. Mr. Erdahl serves as a Director of Hecla Mining Company, Freeport McMoRan Copper & Gold Inc., Uranium

Resources, Inc., and Original Sixteen to One Mine, Inc., all publicly held mineral resources companies, and as a trustee of a group of John Hancock Mutual Funds, all publicly held investment entities. Mr. Erdahl is also a Director of Santa Fe Ingredients Company of California, Inc. and Santa Fe Ingredients Company, Inc., private food processing companies.

         GEORGE W. HOLBROOK, JR. has been a Director of the Company since 1981. Since 1984, he has been the Managing Partner of Bradley Resources Company, a private investment company. Mr. Holbrook received a B.S. Degree in Mechanical Engineering from Cornell University in 1953. He is a Director of the Merrill Lynch Institutional Fund and other associated funds, Thoratec Laboratories and several private companies.

         FRANK M. MONNINGER has been a Director of the Company since September 1990. He is currently a consultant to the mining industry. From 1984 to 1988, he was Executive Vice President of Operations for Coeur D'Alene Mines Corporation, a publicly held mining company. From 1982 to 1984, Mr. Monninger
was a consultant for San Francisco Mining Associates.   From 1979 to 1982, he
was the Vice President of Development and Operations for Occidental Minerals Corporation. In addition, Mr. Monninger has held positions of Vice President and General Manager for Inspiration Consolidated Copper Company, Manager of Mine and Plant Operations for Bechtel Corporation, Vice President of Anaconda Company, and President of the Montana Mining Division of Anaconda Company. Mr. Monninger received a Professional Degree in Metallurgical Engineering from the Colorado School of Mines in 1949 and an Honorary Degree of Metallurgical Engineering from Montana College of Mineral Science and Technology in 1973. He currently serves as Chairman of the Board of ISL Ventures, a Nevada corporation involved in in-situ leaching and precious metals lixiviants.

         WILLIAM C. PARKS has been a Director of the Company since February 1986. He is currently Executive Vice President and General Manager of R.A. Pearson Company, a privately held company engaged in the design and manufacture of packaging machinery. From August 1989 through December 1991, he was the President of United Management Company, a company involved in providing management consulting services to the mining, manufacturing, and transportation industries. From November 1987 through August 1989, he was Vice President of, through December 1991, a consultant to, and through February 1991, a Director of Artech Recovery Systems, Inc., a publicly held company engaged in the processing and extraction of metals from arsenic-bearing ores. From August 1983 through November 1987, he was President and Director of Nevex Gold Company, Inc., a publicly held mining company. Mr. Parks received his B.A. Degree in 1965 in Economics and English from Western Washington University. He currently serves as a Director of Advanced Recording Instruments, Inc., a manufacturer of on-board electronic recording equipment for the transportation industry.

         CHRISTOPHER M.T. THOMPSON has been a Director of the Company since September 1990. He is President of Castle Group, Inc., the successor to Fulcrum Management, Inc. From 1984 through 1992, he served as Executive Vice President and Chief Financial Officer for Fulcrum Management, Inc., the managing company for two private U.S. venture capital funds, VenturesTrident L.P. and VenturesTrident II, L.P., which invest in precious metals companies and projects. He is also a Director of EMGF Management Company which manages The Emerging Markets Gold Fund. Castle Group is by subcontract, manager of the Emerging Markets Gold Fund. From 1982 to 1983, he was Manager of New Business Development for Gulf Canada, Ltd. From 1978 to 1982, Mr. Thompson was a Partner, Director, and Mining Analyst for Gordon Securities Limited, a Canadian institutional brokerage firm. Mr. Thompson received a B.A. Law Degree from Rhodes University in 1969 and graduated with a M.Sc. from Bradford University in 1971. He currently serves as a Director of Golden Queen Mining Company, Ltd.; Golden Shamrock Mines, Ltd.; Minven, Inc.; Olympic Mining Corporation; Silver Standard Resources Inc.; and Santa Elina Gold Inc.


                         BOARD MEETINGS AND COMMITTEES

         During the Company's 1995 fiscal year, the Board met seven times. All of the Directors were present for 75% or more of the meetings of the Board and committees upon which they served that were held during their individual incumbencies, with the exception of Messrs. Bailly, Thompson and Monninger.

         The Company's Audit Committee ("Audit Committee") is comprised of Messrs. Erdahl, Parks, and Thompson, all independent Directors of the Company. The Audit Committee recommends the selection and re-appointment of the Company's independent certified public accountants to the Board and reviews the proposed scope, content, and results of the audit performed by the accountants, and any reports and recommendations made by them. The Audit Committee held two meetings in 1995.

         The Company's Compensation Committee ("Compensation Committee") is comprised of Messrs. Bailly, Erdahl, and Parks, with Dr. De Voto as a non-voting member. The Compensation Committee reviews and makes recommendations to the Board concerning the salaries paid to the Company's officers. The Compensation Committee held two meetings in 1995.

         The Company's Stock Option Committee ("Stock Option Committee") was dissolved during 1995 and its functions assumed by the Compensation Committee due to the restructuring of the manner of making stock option awards to non-executive directors which was approved at the Company's 1995 Annual Meeting of Shareholders.

         The Company has no nominating or executive committee.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         TRANSACTION WITH A DIRECTOR

         Keene Valley Minerals, a limited partnership, was a participant in the Canyon-Minex II Joint Venture. Mr. Holbrook is the sole general partner of a partnership which is a partner in Keene Valley Minerals. The participation of his partnership in this joint venture is on the same terms and conditions as were available to unaffiliated participants. Effective May 12, 1993, the Company acquired the other parties' 38.25% interest in the venture by issuing 150,000 shares of common stock and warrants to purchase 75,000 shares of common stock at an exercise price of $3.00 per share, exercisable until May 11, 1996. The fair market value of the Company's common stock on the acquisition date was $2.38 per share. Keene Valley Minerals owned 22.5% of the Canyon-Minex II Joint Venture and had invested $750,000 in the venture as of May 12, 1993.

         TRANSACTIONS WITH VENTURESTRIDENT II, L.P.

         On January 27, 1989, the Company entered into a Stock Purchase and Loan Agreement (the "Agreement") with VenturesTrident II, L.P., a Delaware limited partnership ("VT II"). Pursuant to the Agreement, the Company sold to VT II 1,000,000 shares of its $.01 par value common stock for $2,000,000 and accepted a $2,000,000 loan from VT II evidenced by a Variable Interest Secured, Recourse Convertible Debenture (the "Debenture").

         On January 26, 1993, the Company and VT II agreed to amend certain provisions of the Debenture to provide for a two-year extension of $1.5 million of the principal. The Company paid $500,000 of the Debenture in early 1993, and, on July 20, 1993, gave VT II notice of intent to prepay the $1.5 million convertible debenture otherwise scheduled for payment on January 26, 1995. VT II elected to receive shares in lieu of cash as consideration for the repayment and was issued 789,473 fully paid and non-assessable shares of Common Stock.

         Pursuant to the terms of the Agreement, and for so long as VT II owns more than 4% of the Company's issued and outstanding Common Stock, the Company has agreed to nominate a designee of VT II as a candidate for Director of the Company. Mr. Paul A. Bailly, Chairman of Castle Group Inc., Manager of VT II, was elected by the Board as a Director of the Company, effective as of February 10, 1989, and was subsequently elected by the Company's shareholders to serve as a Director until 1992. Mr. Bailly was re-elected by the Company's shareholders to serve as a Director until 1995 and again re-elected until 1998. On September 18, 1990, the Board also elected Mr. Christopher M.T. Thompson, President of Castle Group, Inc., as a member of the Board to serve as a Director until 1993. Mr. Thompson was re-elected by the Company's shareholders to serve as a Director until 1996.

                             EXECUTIVE COMPENSATION

         In 1992, the United States Securities and Exchange Commission amended the proxy disclosure requirements covering compensation of executive officers. These requirements call for a new format that includes a report by the Compensation Committee on the Company's policies for making executive compensation decisions, including the factors and criteria on which the chief executive officer's pay is based; a series of tables covering annual and long-term compensation; and a performance graph comparing the Company's five-year total shareholder return with a performance indicator of the overall stock market and another selected index.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         Messrs. William C. Parks, Leland O. Erdahl, Paul A. Bailly and Richard
H. De Voto serve as the Compensation Committee for the Board. Dr. De Voto, the President of the Company, is a non-voting member of the Compensation Committee. Other than Dr. De Voto, no committee member is an officer or employee of the Company or any of its subsidiaries.

         Mr. Bailly is the Chairman of Castle Group Inc., the Manager of VT II. See "Certain Relationships and Related Transactions" for additional information.

                    REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

         OVERALL POLICY

         Salary compensation of the Company's executive officers is determined by the Board. The Compensation Committee is responsible for considering specific information and making recommendations to the full Board. The Compensation Committee is comprised of three outside directors appointed annually by the Board. The Compensation Committee's consideration of and recommendations regarding executive compensation are guided by a number of factors described below. The objectives of the Company's total executive compensation package are to attract and retain the best possible executive talent, to provide an economic framework to motivate the Company's executives to achieve goals consistent with the Company's business strategy, to provide an identity between executive and shareholder interests through stock option plans, and to provide a compensation package that recognizes an executive's individual results and contributions in addition to the Company's overall business results.

         In making recommendations concerning executive compensation, the Committee reviews individual executive compensation, corporate performance, stock price appreciation, and total return to shareholders for the Company as well as a peer group of public North American gold-mining companies. The peer group of companies used for compensation analysis includes many of the selected peer group identified in the Performance Graph set forth below.

         The Compensation Committee recommends to the Board compensation levels for the President (Chief Executive Officer) and other officers of the Company. In reviewing individual performance of executives whose compensation is detailed in this Proxy Statement, the Compensation Committee takes into account the views of Richard H. De Voto, the Company's Chief Executive Officer and non-voting member of the Committee.

         SALARIES

         The key elements of the Company's executive compensation consist of salary and stock options. The Board acts on salary levels of officers and the Compensation Committee makes recommendations on employee stock option awards for action by the full Board of Directors.

         Salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison of salaries for comparable positions at other similar mining companies.

         The salary levels of the Chief Executive Officer and other officers of the Company for the following calendar year are generally established by the Board at its December meeting. Specific individual performance and overall corporate or business segment performance are reviewed in determining the compensation level of each individual officer. In a particular business unit, such unit's financial, operating, cost containment, and productivity results are also considered. The Compensation Committee, where appropriate, also considers other performance measures, such as increase in market share, safety, environmental awareness, and improvements in relations with shareholders, employees, the public, and government regulators.

         In evaluating the performance and setting the compensation of the President and Chief Executive Officer, Richard H. De Voto, for 1996, the Compensation Committee and Board noted the efforts and the successful completion of environmental permitting process for the Briggs property, and the obtaining of 100% financing for the entire project including a bank loan facility and a mining equipment lease. They also noted the excellent success in acquisitions made in Brazil and Ethiopia of prime exploration properties and the joint venturing negotiated and finalized by management with Homestake Mining Company on the Mountain View Property, with BHP Minerals Company and Kennecott Minerals Company on two joint ventures in Montana, with JCI Limited in Ethiopia and with Phelps Dodge Exploration Company in Argentina.

         The Compensation Committee believes that the Chief Executive Officer, as well as the other officers of the Company, are strongly motivated and dedicated to the growth in shareholder value of the Company. The Compensation Committee further believes that the Chief Executive Officer, as well as the other officers of the Company, are receiving salary compensation in the mid-range of peer-group levels and that their performance incentives are heavily based on their personal shareholding and/or incentive stock options in the Company. The Compensation Committee believes that through the excellent leadership provided by Richard H. De Voto and the Company's other officers, (1) the Briggs project has been fully permitted within an area previously surrounded by Wilderness Study areas in a desert region of California generally noted for its difficulty in permitting; (2) the Briggs project was fully-financed with 100% bank financing for construction costs and an equipment lease for mining equipment during a difficult market environment; (3) the Company has maintained an effective voice in the management and advancement of the permitting of the McDonald Project through its joint venture with Phelps Dodge; (4) the Company continues to increase its reserve base without significant additional equity expenditures through effective joint venturing both in the United States and internationally; and (5) the Company has acquired an enviable position in several countries in Latin America and Africa, including Panama, Brazil, Ethiopia and Tanzania. The Compensation Committee further believes that the Company is well positioned for substantial growth both in the near-term as well as the long-term as the Briggs project moves into production, the McDonald project is permitted, and international exploration success is achieved.

         STOCK OPTIONS

         Under the Company's 1982 Incentive Stock Option Plan as amended ("ISO Plan"), which was approved by shareholders, stock options are granted to the Company's key employees, including the individuals whose compensation is detailed in this Proxy Statement. The Compensation Committee sets the size of the stock option grants based on factors, including competitive compensation data, similar to those used to determine salaries.

         Stock options are intended to align the interests of the executives with those of the shareholders. All stock options granted from the ISO Plan are granted with an exercise price equal to the market price of the Common Stock on the date of grant and are generally exercisable over a 2-5 year period. This approach is designed to provide executive incentive for creation of additional shareholder value over the long term since the benefit of the option awards cannot be realized unless stock price appreciation occurs.

         CONCLUSION

         The Company's executive compensation is linked to individual and corporate performance and stock price appreciation. The Compensation Committee intends to continue the policy of linking executive compensation to corporate performance and returns to shareholders, recognizing that the ups and downs of the business cycle, and in particular the depressed gold prices, from time to time may result in an imbalance for a particular period.

         This Report has been provided by the Compensation Committee.

                                        Paul A. Bailly(1)
                                        Leland O. Erdahl(1)
                                        William C. Parks(1)
                                        Richard H. De Voto(2)

(1)      Member of Compensation Committee
(2)      Non-voting member of Compensation Committee

                            COMPENSATION OF OFFICERS

   The following tables show compensation during the fiscal years ended December 31, 1995, 1994, and 1993, and option grants and option exercises during the fiscal year ended December 31, 1995 of those persons who were, at December 31, 1995, (i) the Chief Executive Officer and (ii) other executive officers of the Company whose total compensation was not less than $100,000.


                           SUMMARY COMPENSATION TABLE

=============================================================================================================
                                                      Annual             Long-term
                                                   Compensation         Compensation
                                                   ----------------------------------
                                                                           Awards                All Other
            Name and                                  Salary           --------------          Compensation
       Principal Position             Year             ($)               Securities                 ($)*
                                                                         Underlying
                                                                             (#)
- -------------------------------------------------------------------------------------------------------------
Richard H. De Voto                    1995             190,000             75,000                 4,500
President, CEO                        1994             190,000             50,000                 4,500
                                      1993             160,000             75,000                 4,039

Gary C. Huber                         1995             145,000             55,000                 3,988
Vice President-                       1994             145,000             30,000                 3,988
  Finance                             1993             125,000             50,000                 3,750

George S. Young**                     1995             125,000             35,000                 3,750
Vice President-Law                    1994             125,000             25,000                 1,875
                                      1993              15,225             50,000                   457

John R. Danio                         1995             120,000             50,000                 3,600
Vice President-                       1994             120,000             25,000                 3,480
Operations                            1993              95,000             35,000                 2,850

William W. Walker                     1995             110,000             50,000                 3,300
Vice President-                       1994             110,000             25,000                 3,300
  Exploration                         1993             100,000             35,000                 3,000
=============================================================================================================

* Amounts included in all other compensation were paid pursuant to the Company's 401(k) plan.
** First employed by the Company on November 17, 1993.

                       OPTION GRANTS IN LAST FISCAL YEAR

======================================================================================================================
                                                                                             Potential Realizable
                                                                                             Value at Assumed Annual
                                    INDIVIDUAL GRANTS                                        Rates of Stock Price
                                                                                             Appreciation for Option
                                                                                             Term
- ----------------------------------------------------------------------------------------------------------------------
                       Number of Securities   Percent of Total    Exercise or  Expiration
                        Underlying Options    Options Granted     Base Price   Date
        Name                  Granted         to Employees in     ($/Sh)                       5% ($)       10% ($)
                                (#)           Fiscal Year 1995
- ----------------------------------------------------------------------------------------------------------------------
Richard H. De Voto           25,000(1)               4.6%            $2.00       05/16/00         13,814     30,526
                             50,000(2)               9.3%            $2.19       12/06/00         30,253     66,851

Gary C. Huber                20,000(1)               3.7%            $2.00       05/16/00         11,051     24,420
                             35,000(2)               6.5%            $2.19       12/06/00         21,177     46,796

George S. Young              35,000(2)               6.5%            $2.19       12/06/00         21,177     46,796

John R. Danio                20,000(1)               3.7%            $2.00       05/16/00         11,051     24,420
                             30,000(2)               5.6%            $2.19       12/06/00         18,152     40,111

William W. Walker            20,000(1)               3.7%            $2.00       05/16/00         11,051     24,420
                             30,000(2)               5.6%            $2.19       12/06/00         18,152     40,111
======================================================================================================================

(1) Options were granted on May 17, 1995 and first become exercisable after the second anniversary of the date of grant. The options were granted at an exercise price equal to the Common Stock closing price as quoted on the NASDAQ market on the grant date.
(2) Options were granted on December 7, 1995 and first become exercisable after the second anniversary of the date of grant. The options were granted at an exercise price equal to the Common Stock closing price as quoted on the NASDAQ market on the grant date.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION VALUES(1)

=======================================================================================================
                           Number of Securities Underlying             Value of Unexercised
                          Unexercised Options at FY-End (#)     In-The-Money Options at FY-End ($)(2)
                         ------------------------------------------------------------------------------
        Name               Exercisable        Unexercisable      Exercisable          Unexercisable
- -------------------------------------------------------------------------------------------------------
Richard H. De Voto           202,000              188,000           98,100               64,000

Gary C. Huber                160,000               85,000           67,500               41,850

George S. Young               50,000               60,000             --                 29,000

John R. Danio                 80,000               75,000           20,250               36,550

William W. Walker             85,000               75,000           16,200               36,550
=======================================================================================================


(1)      None of the named officers exercised stock options during 1995.
(2) Based on the closing price of $2.44 of the Common Stock as quoted in the NASDAQ market on December 31, 1995.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

         The following graph shows the cumulative total shareholder return on the Company's Common Stock compared to the cumulative total return of three other stock market indices: 1) the Standard and Poor's 500 Index, 2) Standard and Poor's Gold Index, and 3) a peer group of small market capitalization North American gold mining companies. The time period graphed is the period from December 31, 1990 through December 31, 1995.

         The Standard and Poor's Gold Index includes data from four large North American gold mining companies: Echo Bay Mines Ltd., Homestake Mining Company, Newmont Gold Company, and Placer Dome Inc. The peer group of small market capitalization North American gold mining companies includes data from 10 companies, all of which are listed on NASDAQ, AMEX, or NYSE. The 10 companies are USMX, Inc.; Crown Resources Corporation; Atlas Corporation; Alta Gold Company; Dakota Mining Corporation; Glamis Gold Ltd.; Piedmont Mining Company, Inc.; Coeur d'Alene Mines Corporation; Hecla Mining Company; and Sunshine Mining Company.

                   CUMULATIVE TOTAL SHAREHOLDER RETURN(1),(2)





- --------------------------------------------------------------------------------------------------------------
 TOTAL RETURN ANALYSIS
                                  12/31/90     12/31/91     12/31/92      12/31/93     12/30/94    12/29/95
- --------------------------------------------------------------------------------------------------------------
 Canyon Resources Corp.          $100.00      $   223.81   $    133.33  $    309.52   $   119.05   $   185.71
- --------------------------------------------------------------------------------------------------------------
 Peer Group                      $100.00      $    91.84   $     79.97  $    148.44   $   143.90   $   122.28
- --------------------------------------------------------------------------------------------------------------
 S & P 500                       $100.00      $   130.00   $    139.67  $    153.53   $   155.50   $   213.21
- --------------------------------------------------------------------------------------------------------------
 S & P Gold                      $100.00      $    81.24   $     75.88  $    138.70   $   112.14   $   126.15
- --------------------------------------------------------------------------------------------------------------




(1) Assumes $100 invested on December 31, 1990 in the Company's common stock, the Standard and Poor's 500 Index Companies, Standard and Poor's Gold Index, and Peer Group Index (small market capitalization North American Gold Mining Companies)

(2)   Total shareholder return assumes reinvestment of dividends

                           COMPENSATION OF DIRECTORS

         During 1995, the Company paid its Directors who are not officers, employees, or otherwise retained by the Company an annual Director's fee of $5,000, plus $1,000 for each attended meeting of the Board ($250 for each telephonic meeting) and $500 for each Compensation, Stock Option and Audit Committee meeting. The Chairman of the Audit Committee received an additional $2,000 of compensation. The Company reimburses its Directors for expenses incurred in attending meetings.

         During 1995, Paul A. Bailly, Leland O. Erdahl, George W. Holbrook, Frank M. Monninger, William C. Parks and Christopher M. T. Thompson were each granted options to purchase 10,000 shares of common stock under the Company's Non- Qualified Stock Option Plan. The options were granted at an exercise price of $2.06 per share, the closing market price of the Company's common stock on the date of the grant. The options are exercisable as of May 17, 1996 and expire on May 16, 2000.

         CHANGE OF CONTROL ARRANGEMENT

         The Company has entered into employment agreements with certain executive employees, including Messrs. De Voto, Huber, Walker, Danio, Phillips and Young which are only effective in the event of a "change in control of the Company", as defined in the employment agreements. Upon the occurrence of such a change in control, the Company has agreed to continue the executives' employment and the executives have agreed to remain in the Company's employ for a period ranging from six to twenty-four months after such change in control (the "Employment Period"). During the Employment Period, the executive shall receive an annual base salary at least equal to twelve times the highest monthly base salary paid to the executive by the Company during the twelve-month period immediately preceding the month in which the change of control occurs. Further, under the agreement, the executive may terminate the employment agreement for "good reason". If terminated for good reason, the executive is entitled to receive any accrued obligations to such executive plus the executive's salary payable for the remainder of the Employment Period. "Good reason" is defined in the agreement to include: (i) a significant diminution of the executive's duties, (ii) a failure of the Company to pay salary and other amounts due under the agreement, (iii) requiring the executive to move beyond a 20 mile radius of the Company's principal office, (iv) an unauthorized termination of the executive, or (v) failure of the Company to require any successor company to honor the provisions of the employment agreement.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board has appointed Coopers & Lybrand L.L.P. to audit the Company's financial statements prepared in connection with the submittal of the Company's Report on Form 10-K for the fiscal year ending December 31, 1996.
The Board recommends that the shareholders ratify that appointment. Coopers & Lybrand L.L.P. has audited the Company's financial statements since inception.

         THE SHARES OF COMMON STOCK REPRESENTED BY THE PROXIES IN THE ACCOMPANYING FORM WILL BE VOTED "FOR" THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS UNLESS A CONTRARY DIRECTION IS INDICATED.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         The Company has requested representatives of Coopers & Lybrand L.L.P. to be present at the Meeting, will make available to such representatives an opportunity to make a statement if they so desire, and expects them to be available to respond to appropriate questions.


                             SHAREHOLDER PROPOSALS

         Proposals by shareholders of the Company to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company no later than February 5, 1997 to be included in the Company's Proxy Statement and proxy for that meeting. The proponent must be a record or beneficial owner entitled to vote on his or her proposal at the next Annual Meeting and must continue to own such security entitling him or her to vote through that date on which such meeting is held. The proponent must own 1% or more of the outstanding shares or $1,000.00 in value of the Company's Common Stock and must have owned such shares for one year in order to present a shareholder proposal to the Company.

                                 ANNUAL REPORT

         The Annual Report to Shareholders concerning the operation of the Company during the fiscal year ended December 31, 1995, including certified financial statements for the year then ended, has been enclosed with this Proxy Statement. The Annual Report is not incorporated in this Proxy Statement and is not to be considered a part of the soliciting material.

                                 OTHER MATTERS

         The Board knows of no other special business to be presented at the Meeting. If other matters properly come before the Meeting, the persons named in the accompanying form of proxy intend to vote on such other matters in accordance with their best judgement.

                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

         UPON A WRITTEN REQUEST, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995, TO EACH SHAREHOLDER OF RECORD OR TO EACH SHAREHOLDER WHO OWNED COMMON STOCK OF THE COMPANY LISTED IN THE NAME OF A BANK OR BROKER, AS NOMINEE, AT THE CLOSE OF BUSINESS ON APRIL 8, 1996. ANY REQUEST BY A SHAREHOLDER FOR THE COMPANY'S ANNUAL REPORT ON FORM 10-K SHOULD BE MAILED TO THE COMPANY'S SECRETARY, C/O CANYON RESOURCES CORPORATION, 14142 DENVER WEST PARKWAY, SUITE 250, GOLDEN, COLORADO 80401.

                                              By Order of the Board of Directors


                                              George S. Young
May 3, 1996                                   Vice President - Law

                                    (Front)

PROXY                    CANYON RESOURCES CORPORATION                      PROXY
                      14142 Denver West Parkway, Suite 250
                             Golden, Colorado 80401

The undersigned holder of Common Stock acknowledges receipt of Notice of an Annual Meeting of Shareholders of Canyon Resources Corporation, hereby appoints Richard H. De Voto and Gary C. Huber, or either of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Canyon Resources Corporation held of record by the undersigned on April 8, 1996, at the Annual Meeting of Shareholders to be held on June 5, 1996, or at any adjournment thereof, with respect to the following:

1.       ELECTION OF DIRECTORS - Nominees:

         William W. Walker    William C. Parks    Christopher M.T. Thompson

[ ] FOR all nominees (except as specifically listed below) [ ] WITHHOLD AUTHORITY to vote for all nominees

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below. IF AUTHORITY IS NOT EXPRESSLY WITHHELD, IT SHALL BE DEEMED GRANTED.

- --------------------------------------------------------------------------------

                                   (Back)

2.       RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

          [ ] FOR            [ ]  AGAINST               [ ]   ABSTAIN

This Proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise. This Proxy, when properly executed, will be voted as directed above by the undersigned shareholders. If no direction is made, it will be voted FOR the nominees named in Item 1, and FOR the Ratification of the appointment of the independent public accountants in Item 2, and in the Proxies' discretion on such other business as may properly come before the Meeting.

                Date: __________________________________________________________

                ________________________________________________________________
                Signature
                ________________________________________________________________
                Signature if held jointly

    (Please sign EXACTLY as your name appears on your stock certificate(s). If more than one name appears because of joint ownership, all joint owners should sign.)